                                  EXHIBIT 5.1

                    OPINION OF PILLSBURY MADISON & SUTRO LLP

                                 _______, 2000

eGain Communications Corporation
455 W. Maude Avenue
Sunnyvale, CA 94806

     RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We are acting as counsel for eGain Communications Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of the _______ shares of common stock, par value $0.001 per share, of the Company (the "Shares"), to be delivered to holders of common stock, par value $0.01 per share, of Inference Corporation, a Delaware corporation ("Inference"), pursuant to an Agreement and Plan of Merger, dated as of March 16, 2000 (the "Merger Agreement"), by and between the Company, Inference and Intrepid Acquisition Corp. In this regard we have participated in the preparation of a Registration Statement on Form S-4 relating to such shares of Common Stock (the "Registration Statement").

     We are of the opinion that the Shares have been duly authorized and, when delivered pursuant to the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Proxy Statement/Prospectus included therein.

                              Very truly yours,